EXHIBIT 27(k)(1)

                         Opinion and consent of Counsel

                                                                    May 30, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Phoenix Life Variable Universal Life Account
         Phoenix Life Insurance Company
         Post-Effective Amendment No. 15 to Form N-6
         Registration Nos. 333-23171 and 811-04721

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, Estate Edge and Estate Strategies ("Policies"), which are the subject of the above-captioned Registration Statement on Form N-6.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life Insurance Company.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Experts" therein.

                     Very truly yours,


                     /s/ Richard J. Wirth
                     --------------------
                     Richard J. Wirth, Vice President and Insurance & Investment Products Counsel
                     The Phoenix Companies, Inc.